                                                                    Exhibit 4(a)

                                                                  EXECUTION COPY
================================================================================

                                  $510,000,000

                                CREDIT AGREEMENT

                                      among

                           CHURCH & DWIGHT CO., INC.,
                                  as Borrower,

              The Several Lenders from Time to Time Parties Hereto,

        PNC BANK, NATIONAL ASSOCIATION, FLEET NATIONAL BANK, THE BANK OF
                      NOVA SCOTIA, and NATIONAL CITY BANK

                          each as a Syndication Agent,

                                       and

                            THE CHASE MANHATTAN BANK,
                             as Administrative Agent

                         Dated as of September 28, 2001

================================================================================

                          J.P. MORGAN Securities Inc.,
                  as Sole Advisor, Lead Arranger and Bookrunner

                                TABLE OF CONTENTS

                                                                                                               Page
SECTION 1.            DEFINITIONS.................................................................................1

         1.1     Defined Terms....................................................................................1
         1.2     Other Definitional Provisions...................................................................24

SECTION 2.            AMOUNT AND TERMS OF COMMITMENTS............................................................25

         2.1     Term Commitments................................................................................25
         2.2     Procedure for Term Loan Borrowing...............................................................25
         2.3     Repayment of Term Loans.........................................................................26
         2.4     Commitments.....................................................................................27
         2.5     Procedure for Revolving Loan Borrowing..........................................................27
         2.6     Swingline Commitment............................................................................28
         2.7     Procedure for Swingline Borrowing; Refunding of Swingline Loans.................................28
         2.8     Commitment Fees, etc............................................................................30
         2.9     Termination or Reduction of Revolving Commitments...............................................30
         2.10    Optional Prepayments............................................................................30
         2.11    Mandatory Prepayments and Commitment Reductions.................................................31
         2.12    Conversion and Continuation Options.............................................................33
         2.13    Limitations on Eurodollar Tranches..............................................................33
         2.14    Interest Rates and Payment Dates................................................................33
         2.15    Computation of Interest and Fees................................................................34
         2.16    Inability to Determine Interest Rate............................................................34
         2.17    Pro Rata Treatment and Payments.................................................................35
         2.18    Requirements of Law.............................................................................36
         2.19    Taxes ..........................................................................................37
         2.20    Indemnity.......................................................................................39
         2.21    Change of Lending Office........................................................................39
         2.22    Replacement of Lenders..........................................................................39
         2.23    Increase of Tranche B Facility..................................................................40

SECTION 3.            LETTERS OF CREDIT..........................................................................42

         3.1     L/C Commitment..................................................................................42
         3.2     Procedure for Issuance of Letter of Credit......................................................42
         3.3     Fees and Other Charges..........................................................................42
         3.4     L/C Participations..............................................................................43
         3.5     Reimbursement Obligation of the Borrower........................................................44
         3.6     Obligations Absolute............................................................................44
         3.7     Letter of Credit Payments.......................................................................44
         3.8     Applications....................................................................................44
         3.9     Transitional Provisions.........................................................................45
         3.10    Certain Reporting Requirements..................................................................45

SECTION 4.            REPRESENTATIONS AND WARRANTIES.............................................................45

         4.1     Financial Condition.............................................................................45
         4.2     No Change.......................................................................................47
         4.3     Existence; Compliance with Law..................................................................47
         4.4     Power; Authorization; Enforceable Obligations...................................................47
         4.5     No Legal Bar; No Burdensome Restrictions........................................................47
         4.6     Litigation......................................................................................48
         4.7     No Default......................................................................................48
         4.8     Ownership of Property; Liens....................................................................48
         4.9     Intellectual Property...........................................................................48
         4.10    Taxes ..........................................................................................48
         4.11    Federal Regulations.............................................................................48
         4.12    Labor Matters...................................................................................49
         4.13    ERISA ..........................................................................................49
         4.14    Investment Company Act; Other Regulations.......................................................50
         4.15    Subsidiaries....................................................................................50
         4.16    Use of Proceeds.................................................................................51
         4.17    Environmental Matters...........................................................................51
         4.18    Accuracy of Information, etc....................................................................51
         4.19    Security Documents..............................................................................52
         4.20    Solvency........................................................................................52
         4.21    Regulation H....................................................................................52
         4.22    Certain Documents...............................................................................52

SECTION 5.            CONDITIONS PRECEDENT.......................................................................52

         5.1     Conditions to Initial Extension of Credit.......................................................52
         5.2     Conditions to Each Extension of Credit..........................................................54

SECTION 6.            AFFIRMATIVE COVENANTS......................................................................55

         6.1     Financial Statements............................................................................55
         6.2     Certificates; Other Information.................................................................56
         6.3     Payment of Obligations..........................................................................56
         6.4     Maintenance of Existence; Compliance............................................................57
         6.5     Maintenance of Property; Insurance..............................................................57
         6.6     Inspection of Property; Books and Records; Discussions..........................................57
         6.7     Notices.........................................................................................57
         6.8     Environmental Laws..............................................................................58
         6.9     Mortgages, etc..................................................................................58
         6.10    Additional Collateral, etc......................................................................59
         6.11    Interest Rate Protection........................................................................61

SECTION 7.            NEGATIVE COVENANTS.........................................................................61

         7.1     Financial Condition Covenants...................................................................61

         7.2     Indebtedness....................................................................................62
         7.3     Liens ..........................................................................................64
         7.4     Fundamental Changes.............................................................................65
         7.5     Disposition of Property.........................................................................66
         7.6     Restricted Payments.............................................................................66
         7.7     Capital Expenditures............................................................................67
         7.8     Investments.....................................................................................67
         7.9     Transactions with Affiliates....................................................................68
         7.10    Sales and Leasebacks............................................................................69
         7.11    Changes in Fiscal Periods.......................................................................69
         7.12    Negative Pledge Clauses.........................................................................69
         7.13    Clauses Restricting Subsidiary Distributions....................................................69
         7.14    Lines of Business...............................................................................69
         7.15    Amendments to Transaction Documents.............................................................69
         7.16    Limitation on Optional Payments and Modifications of Debt Instruments...........................69

SECTION 8.            EVENTS OF DEFAULT..........................................................................70

SECTION 9.            THE AGENTS.................................................................................70

         9.1     Appointment.....................................................................................73
         9.2     Delegation of Duties............................................................................73
         9.3     Exculpatory Provisions..........................................................................73
         9.4     Reliance by Administrative Agent................................................................73
         9.5     Notice of Default...............................................................................74
         9.6     Non-Reliance on Agents and Other Lenders........................................................74
         9.7     Indemnification.................................................................................74
         9.8     Agent in Its Individual Capacity................................................................75
         9.9     Successor Administrative Agent..................................................................76
         9.10    Syndication Agents..............................................................................76

SECTION 10.           MISCELLANEOUS..............................................................................76

         10.1    Amendments and Waivers..........................................................................76
         10.2    Notices.........................................................................................77
         10.3    No Waiver; Cumulative Remedies..................................................................78
         10.4    Survival of Representations and Warranties......................................................78
         10.5    Payment of Expenses and Taxes...................................................................78
         10.6    Successors and Assigns; Participations and Assignments..........................................79
         10.7    Adjustments; Set-off............................................................................82
         10.8    Counterparts....................................................................................82
         10.9    Severability....................................................................................82
         10.10   Integration.....................................................................................83
         10.11   GOVERNING LAW...................................................................................83
         10.12   Submission To Jurisdiction; Waivers.............................................................83
         10.13   Acknowledgements................................................................................83

         10.14   Releases of Guarantees and Liens................................................................84
         10.15   Confidentiality.................................................................................84
         10.16   WAIVERS OF JURY TRIAL...........................................................................85

SCHEDULES:
----------

1.1A     Commitments
1.1B     Mortgaged Property
3.9      Existing Facility Letters of Credit
4.1      Existing Obligations and Liabilities
4.4      Consents, Authorizations, Filings and Notices
4.15     Subsidiaries
4.19(a) UCC Filing Jurisdictions and Intellectual Property Filings 4.19(b) Mortgage Filing Jurisdictions
7.2(d)   Existing Indebtedness
7.2(f)   Existing Hedge Agreements
7.3(f)   Existing Liens

EXHIBITS:
---------

A       Form of Guarantee and Collateral Agreement
B       Form of Compliance Certificate
C       Form of Closing Certificate
D       Form of Mortgage
E       Form of Assignment and Acceptance
F-1     Form of Legal Opinion of Gibson, Dunn & Crutcher LLP
F-2     Form of Legal Opinion of general counsel to the Borrower and its
          Subsidiaries
G       Form of Exemption Certificate
H       Issuing Lender Agreement
I-1     Form of Optional Prepayment Option Notice
I-2     Form of Mandatory Prepayment Option Notice
J       Form of New Lender Supplement
K       Form of Commitment Increase Letter

            CREDIT AGREEMENT (this "Agreement"), dated as of September 28, 2001, among CHURCH & DWIGHT CO., INC., a Delaware corporation (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), PNC BANK, NATIONAL ASSOCIATION, FLEET NATIONAL BANK, THE BANK OF NOVA SCOTIA, and NATIONAL CITY BANK, each as a syndication agent (in such capacity, a "Syndication Agent"; and, collectively, the "Syndication Agents"), and THE CHASE MANHATTAN BANK, as administrative agent.

            The parties hereto hereby agree as follows:

                             SECTION 1. DEFINITIONS

            1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

            "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof:
"Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by The Chase Manhattan Bank in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the CD Reserve Percentage and (b) the CD Assessment Rate; and "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by The Chase Manhattan Bank from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

            "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

            "Accounts": as defined in the Uniform Commercial Code as in effect in the State of New York; and, with respect to the Borrower and its Subsidiaries, all such Accounts of such Persons, whether now existing or existing in the future, including, without limitation, (i) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent) including, without limitation, all accounts created by or arising from all of such Person's software licensing arrangements or sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (ii) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (iii) all rights to any goods represented by any of the foregoing, including returned or repossessed goods,
(iv) all reserves and credit balances held by such Person with respect to any such accounts receivable or any obligors thereon, (v) all letters of credit, guarantees or collateral for any of the foregoing and (vi) all insurance policies or rights relating to any of the foregoing.

            "Additional Term Commitment": as defined in Section 2.23(a).

            "Additional Term Loans": as defined in Section 2.23(a).

            "Adjustment Date": as defined in the definition of "Pricing Grid" in this Section 1.1.

            "Administrative Agent": The Chase Manhattan Bank, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

            "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            "Agents": the collective reference to the Syndication Agents and the Administrative Agent.

            "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender's Term Loans and (ii) the amount of such Lender's Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding.

            "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

            "Agreement": as defined in the preamble hereto.

            "Applicable Margin": (a) with respect to Tranche B Term Loans which are Eurodollar Loans, 2.50%, (b) with respect to Tranche B Term Loans which are ABR Loans, 1.50% and (c) for each other Type of Loan for any day, the rate per annum set forth under the relevant column heading in the Pricing Grid; provided, with respect to this clause (c), until the first Adjustment Date after the Closing Date, Level II (as set forth in the Pricing Grid) will apply, and, thereafter until the first Adjustment Date occurring six months after the Closing Date, only Level I or Level II (as set forth in the Pricing Grid) will apply.

            "Application": an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

            "Armkel Credit Agreement": the credit agreement, dated as of the date hereof, among the Armkel Joint Venture, as the borrower, Armkel Holding (Netherlands) B.V. and the Armkel (Canada), Corp., and The Chase Manhattan Bank, as the administrative agent.

            "Armkel Joint Venture": Armkel L.L.C., a Delaware limited liability company, which was formed pursuant to the Armkel Joint Venture Agreement.

            "Armkel Joint Venture Acquisition": any acquisition by the Armkel Joint Venture of the Target on terms and conditions substantially in accordance with the Transaction Documents or otherwise reasonably satisfactory to the Administrative Agent.

            "Armkel Joint Venture Agreement": the joint venture agreement, dated as of September 28, 2001, between the Borrower and Kelso, including all exhibits, schedules, and annexes thereto.

            "Arranger": J.P. Morgan Securities Inc., in its capacity as sole advisor, lead arranger and bookrunner.

            "Arrid": the personal underarm deodorant business of the Target.

            "Arrid Acquisition": the direct acquisition by the Borrower of 100% of the assets of the United States and Canadian Arrid products division and the Lady's Choice brand of the Target on terms and conditions substantially in accordance with the Transaction Documents or otherwise reasonably satisfactory to the Administrative Agent.

            "Asset Sale": any Disposition of property or series of related Dispositions of property (excluding (i) any such Disposition, or series of related Dispositions, permitted by clause (a), (b), (c), (d) or (f) of Section
7.5 and (ii) any such Disposition, or series of related Dispositions, permitted by clause (e) of Section 7.5 that, with respect to this clause (ii), yields gross proceeds to any Group Member of less than $1,000,000) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of, when added to the aggregate amount of gross proceeds received by any Group Member from all other Dispositions made after the Closing Date and prior to such Disposition, $5,000,000.

            "Assignee": as defined in Section 10.6(c).

            "Assignment and Acceptance": an Assignment and Acceptance, substantially in the form of Exhibit E

            "Assignor": as defined in Section 10.6(c).

            "Available Revolving Commitment": as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender's Revolving Extensions of Credit for the purpose of determining such Lender's Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

            "Benefitted Lender": as defined in Section 10.7(a).

            "Biovance": Biovance Technologies, Inc., a Delaware corporation.

            "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

            "Borrower": as defined in the preamble hereto.

            "Borrowing Date": any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

            "Business": as defined in Section 4.17(b).

            "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

            "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

            "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

            "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

            "Carter-Wallace": Carter-Wallace, Inc., a Delaware corporation.

            "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing not more than one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing not more than six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

            "CD Assessment Rate": for any day as applied to any ABR Loan, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. ss. 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

            "CD Reserve Percentage": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

            "Closing Date": the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is September 28, 2001.

            "Code": the Internal Revenue Code of 1986, as amended from time to time.

            "Collateral": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

            "Commitment": as to any Lender, the sum of the Tranche A Term Commitment, the Tranche B Term Commitment and the Revolving Commitment of such Lender. The original amount of the total Commitments is $510,000,000.

            "Commitment Fee Rate": 1/2 of 1% per annum for the first six months after the Closing Date; provided, that on and after the first Adjustment Date occurring six months after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

            "Commitment Increase Date": as defined in Section 2.23(a).

            "Commitment Increase Letter": as defined in Section 2.23(c).

            "Commitment Letter": the commitment letter, dated as of May 8, 2001, among The Chase Manhattan Bank, J.P. Morgan Securities Inc., and the Borrower.

            "Commitment Period": the period from and including the Closing Date to the Revolving Termination Date.

            "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

            "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

            "Conduit Lender": any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

            "Confidential Information Memorandum": the Confidential Information Memorandum dated July 2001 and furnished to certain Lenders.

            "Consolidated Current Assets": at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

            "Consolidated Current Liabilities": at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

            "Consolidated EBITDA": (a) for any period with respect to the Borrower and its Subsidiaries (other than Arrid for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001), Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (i) income tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (v) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (vi) any other non-cash charges, (vii) non-recurring cash expenses not in excess of an aggregate amount of $10,500,000 related to the creation of the Armkel Joint Venture and the Armkel Joint Venture Acquisition, the Arrid Acquisition, the Lambert Kay Acquisition and the USAD Acquisition,
(viii) any amounts not in excess of $500,000 paid to Finova Capital Corporation in the second quarter of the Borrower's fiscal year 2001, (ix) any amounts representing the write-up in the value of the Arrid inventory as of the Closing Date based upon the appraisal thereof conducted by Deloitte & Touche LLP, (x) minority interests to the extent received in cash and (xi) any prepayment charge not in excess of $600,000 incurred in connection with the sale or other disposition of the Solvay Note in the quarter of such sale or other disposition and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) any other non-cash income, all as determined on a consolidated basis, (iv) minority interests to the extent paid by the Borrower in cash to minority holders and (v) cash payments with respect to prior period non-cash charges otherwise excluded from Consolidated Net Income. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a "Reference Period") pursuant to any determination of the Consolidated Leverage Ratio, (A) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (B) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, "Material Acquisition" means any acquisition of property or series of related acquisitions of property that (I) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (II) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $5,000,000; and "Material Disposition" means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $5,000,000; and

            (b) for each of Arrid and Lambert Kay for each of the periods ended March 31, 2001, June 30, 2001 and September 30, 2001, contributed profit as set forth on the financial statement of Carter-Wallace for such period plus, without duplication and to the extent reflected as a charge in the books of Carter-Wallace for such period, depreciation.

            "Consolidated Interest Coverage Ratio": for any period, the ratio of
(a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

            "Consolidated Interest Expense": for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

            "Consolidated Leverage Ratio": as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

            "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

            "Consolidated Total Debt": at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

            "Consolidated Working Capital": at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

            "Continuing Directors": the directors of the Borrower on the Closing Date and each other director, if, in each case, such other director's nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

            "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

            "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

            "Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (other than any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of the Solvay Note). The terms "Dispose" and "Disposed of" shall have correlative meanings.

            "Dollars" and "$": dollars in lawful currency of the United States.

            "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

            "Environmental Laws": any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

            "Equity Investment": the making of an equity investment in the Armkel Joint Venture pursuant to the terms of the Armkel Joint Venture Agreement.

            "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

            "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar

Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

            "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

            "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
            --------------------------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

            "Eurodollar Tranche": the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

            "Excess Cash Flow": for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, and (vi) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

            "Excess Cash Flow Application Date": as defined in Section 2.11(d).

            "Excluded Foreign Subsidiary": any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

            "Existing Facility": the Credit Agreement, dated as of May 23, 2001, among the Borrower, the several lenders from time to time parties thereto, Fleet National Bank, National City Bank, First Union National Bank and PNC Bank, National Association, each as a syndication agent, and The Chase Manhattan Bank, as administrative agent.

            "Existing Facility Letters of Credit": as defined in Section 3.9.

            "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

            "Facility": each of (a) the Tranche A Term Commitments and the Tranche A Term Loans made thereunder (the "Tranche A Term Facility"), (b) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the "Tranche B Term Facility"), and (c) the Revolving Commitments and the extensions of credit made thereunder (the "Revolving Facility").

            "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by The Chase Manhattan Bank from three federal funds brokers of recognized standing selected by it.

            "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

            "Foreign Subsidiary": any Subsidiary of the Borrower that is not a Domestic Subsidiary.

            "Funded Debt": as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures not more than one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans, minus unrestricted cash in an amount not less than $5,000,000 and not to exceed $20,000,000 of Church & Dwight Company, a Wyoming corporation and a Wholly Owned Subsidiary of the Borrower.

            "Funding Office": the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

            "GAAP": generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

            "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

            "Group Members": the collective reference to the Borrower and its Subsidiaries.

            "Guarantee and Collateral Agreement": the guarantee and collateral agreement substantially in the form of Exhibit A hereto, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time) by each Subsidiary Guarantor in favor of the Administrative Agent for the benefit of the Lenders.

            "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

            "Hedge Agreements": all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

            "Increasing Lender": as defined in Section 2.23(c).

            "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all preferred Capital Stock of such Person redeemable at the option of the holder thereof, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above (other than any non-recourse Guarantee Obligations incurred in relation to the pledge by the Borrower of the Capital Stock of the Armkel Joint Venture to the lenders under the Armkel Credit Agreement), (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person in respect of Hedge Agreements, (k) all obligations not otherwise included as "indebtedness" on such Person's balance sheet in the nature of synthetic leases and (l) to the extent not otherwise included, indebtedness or similar obligations pursuant to any receivables or other securitization. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

            "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

            "Insolvent": pertaining to a condition of Insolvency.

            "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, software, databases, patents, patent licenses, trademarks, trademark licenses, trademark applications, service marks, service mark licenses, service mark applications, trade names, brand names, domain names, mask works, mask work licenses, technology, and related improvements, know-how and processes, trade secrets, all registrations and applications related to any of the above, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

            "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period,
(d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Loan, the Revolving Termination Date or such earlier date on which the Commitments hereunder are terminated and the Loans become due and payable pursuant to Section 8 hereof.

            "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the then current Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

            (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

            (ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Tranche A Term Loans or the Tranche B Term Loans, as the case may be;

            (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

            (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

            "Investments": as defined in Section 7.8.

            "Issuers": as defined in the Guarantee and Collateral Agreement.

            "Issuing Lender": The Chase Manhattan Bank and any other Lender designated as an Issuing Lender in an Issuing Lender Agreement executed by such Lender, the Borrower and the Administrative Agent, in its capacity as issuer of any Letter of Credit.

            "Issuing Lender Agreement": an agreement, substantially in the form of Exhibit H, executed by a Lender, the Borrower, and the Administrative Agent pursuant to which such Lender agrees to become an Issuing Lender hereunder.

            "Kelso": Kelso & Company, L.P., a Delaware limited partnership, and its Affiliates.

            "Lambert Kay": the Lambert Kay products division of the Target.

            "Lambert Kay Acquisition": the direct acquisition by the Borrower of 100% of the stock or assets of Lambert Kay on terms and conditions substantially in accordance with the Transaction Documents or otherwise reasonably satisfactory to the Administrative Agent.

            "L/C Commitment": $20,000,000.

            "L/C Fee Payment Date": the last day of each March, June, September and December and the last day of the Commitment Period.

            "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

            "L/C Participants": the collective reference to all the Revolving Lenders other than any Issuing Lenders.

            "Lender Affiliate": (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

            "Lenders": as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

            "Letters of Credit": as defined in Section 3.1(a).

            "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

            "Loan": any loan made by any Lender pursuant to this Agreement.

            "Loan Documents": this Agreement, the Security Documents and the Notes.

            "Loan Parties": each Group Member that is a party to a Loan
Document.

            "Mandatory Prepayment Date": as defined in Section 2.11(f).

            "Mandatory Prepayment Option Notice": as defined in Section 2.11(f).

            "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

            "Material Adverse Effect": a material adverse effect on (a) any of the Transactions (other than the Lambert Kay Acquisition), (b) the business, property, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

            "Material Environmental Amount": an amount payable by the Borrower and/or its Subsidiaries in excess of $20,000,000 in the aggregate for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

            "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

            "Mortgaged Properties": the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

            "Mortgages": each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

            "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

            "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

            "New Lender": as defined in Section 2.23(b).

            "New Lender Supplement": as defined in Section 2.23(b).

            "Non-Excluded Taxes": as defined in Section 2.19(a).

            "Non-U.S. Lender": as defined in Section 2.19(d).

            "Notes": the collective reference to any promissory note evidencing Loans.

            "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Hedge Agreements, any Person which at the time of execution of the relevant Specified Hedge Agreement is a Lender or Lender Affiliate), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

            "Optional Prepayment Date": as defined in Section 2.10(b).

            "Optional Prepayment Option Notice": as defined in Section 2.10(b).

            "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

            "Participant": as defined in Section 10.6(b).

            "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

            "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

            "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

            "Pricing Grid": the table set forth below.

===================================================================================================================
                            Applicable Margin for Eurodollar   Applicable Margin for Tranche A ABR
  Consolidated Leverage         Tranche A Term Loans and       Term Loans and ABR Revolving Credit    Commitment
          Ratio            Eurodollar Revolving Credit Loans                  Loans                    Fee Rate
-------------------------------------------------------------------------------------------------------------------
         Level I                         2.250%                              1.250%                     0.500%
 Greater than or equal to
       3.25 to 1.00
-------------------------------------------------------------------------------------------------------------------
         Level II
  Less than 3.25 to 1.00
and greater than or equal
     to 2.50 to 1.00                     2.000%                              1.000%                     0.500%
-------------------------------------------------------------------------------------------------------------------
        Level III
  Less than 2.50 to 1.00
and greater than or equal
     to 2.00 to 1.00                     1.750%                              0.750%                     0.375%
-------------------------------------------------------------------------------------------------------------------
         Level IV                        1.500%                              0.500%                     0.375%
  Less than 2.00 to 1.00
===================================================================================================================

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the "Adjustment Date") that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, from the date that is three Business Days after the date when such financial statements are due until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

            "Pro Forma Balance Sheet": as defined in Section 4.1(a).

            "Projections": as defined in Section 4.1(d).

            "Properties": as defined in Section 4.17(a).

            "Receivables": all Accounts and accounts receivable of the Borrower or any of its Subsidiaries (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), and all proceeds thereof and rights (contractual and other) and collateral related thereto.

            "Receivables Subsidiary": any special purpose, bankruptcy-remote Subsidiary that acquires, on a revolving basis, Receivables generated by the Borrower or any of its Subsidiaries and that engages in no operations or activities other than those related to receivables securitizations.

            "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

            "Refinancing": the refinancing of outstanding Indebtedness of the Borrower under the Existing Facility with the proceeds of the Loans.

            "Refunded Swingline Loans": as defined in Section 2.7.

            "Refunding Date": as defined in Section 2.7.

            "Register": as defined in Section 10.6(d).

            "Regulation T": Regulation T of the Board as in effect from time to time.

            "Regulation U": Regulation U of the Board as in effect from time to time.

            "Regulation X": Regulation X of the Board as in effect from time to time.

            "Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Lenders pursuant to Section 3.5 for amounts drawn under Letters of Credit.

            "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.11(c) as a result of the delivery of a Reinvestment Notice.

            "Reinvestment Event": any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

            "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

            "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower's business.

            "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower's business with all or any portion of the relevant Reinvestment Deferred Amount.

            "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

            "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg.ss. 4043.

            "Required Lenders": at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

            "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including, without limitation, Regulation T, U or X) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Responsible Officer": the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

            "Restricted Payments": as defined in Section 7.6.

            "Revolving Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Commitment" opposite such Lender's name on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $100,000,000.

            "Revolving Commitment Period": the period from and including the Closing Date to the Revolving Termination Date.

            "Revolving Extensions of Credit": as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender's Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender's Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

            "Revolving Lender": each Lender that has a Revolving Commitment or that holds Revolving Loans.

            "Revolving Loans": as defined in Section 2.4(a).

            "Revolving Percentage": as to any Revolving Lender at any time, the percentage which such Lender's Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

            "Revolving Termination Date": September 28, 2006.

            "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

            "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

            "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

            "Solvay Note": $22,500,000 note, due January 5, 2011, issued by Solvay Minerals, Inc., a Delaware corporation, and guaranteed by the Borrower

            "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and
(ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

            "Specified Hedge Agreement": any Hedge Agreement (a) entered into by the Borrower and any Person which at the time of execution of the relevant Specified Hedge Agreement is a Lender or Lender Affiliate and (b) that has been designated by the relevant Lender and the Borrower, by written notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of such Lender or Lender Affiliate any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under the Guarantee and Collateral Agreement.

            "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing, the Armkel Joint Venture shall not be a Subsidiary for purposes of this Agreement.

            "Subsidiary Guarantor": each Subsidiary of the Borrower other than
(i) any Excluded Foreign Subsidiary and (ii) any Receivables Subsidiary.

            "Swingline Commitment": the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

            "Swingline Lender": The Chase Manhattan Bank, in its capacity as the lender of Swingline Loans.

            "Swingline Loans": as defined in Section 2.6.

            "Swingline Participation Amount": as defined in Section 2.7(c).

            "Syndication Agents": as defined in the preamble hereto.

            "Target": the consumer products business of Carter-Wallace.

            "Term Lenders": the collective reference to the Tranche A Term Lenders and the Tranche B Term Lenders.

            "Term Loans": the collective reference to the Tranche A Term Loans and the Tranche B Term Loans.

            "Total Revolving Commitments": at any time, the aggregate amount of the Revolving Commitments then in effect.

            "Total Revolving Extensions of Credit": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

            "Trademarks": as defined in the Guarantee and Collateral Agreement.

            "Tranche A Term Commitment": as to any Lender, the obligation of such Lender, if any, to make a Tranche A Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading "Tranche A Term Commitment" opposite such Lender's name on Schedule 1.1A. The original aggregate amount of the Tranche A Term Commitments is $125,000,000.

            "Tranche A Term Lender": each Lender that has a Tranche A Term Commitment or that holds a Tranche A Term Loan.

            "Tranche A Term Loan": as defined in Section 2.1.

            "Tranche A Term Percentage": as to any Tranche A Term Lender at any time, the percentage which such Lender's Tranche A Term Commitment then constitutes of the aggregate Tranche A Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).

            "Tranche B Mandatory Prepayment Amount": as defined in Section 2.11(f).

            "Tranche B Optional Prepayment Amount": as defined in Section
2.10(b).

            "Tranche B Term Commitment": as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading "Tranche B Term Commitment" opposite such Lender's name on Schedule 1.1A. The original aggregate amount of the Tranche B Term Commitments is $285,000,000.

            "Tranche B Term Lender": each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

            "Tranche B Term Loan": as defined in Section 2.1.

            "Tranche B Term Percentage": as to any Tranche B Term Lender at any time, the percentage which such Lender's Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

            "Transaction Documents": (i) the Armkel Joint Venture Agreement,
(ii) the Master Services Agreement, dated September 28, 2001, between the Borrower and the Armkel Joint Venture, (iii) the Asset Purchase Agreement, dated as of May 7, 2001, between the Armkel Joint Venture and Carter-Wallace, (iv) the Product Line Purchase Agreement, dated as of May 7, 2001, between the Armkel Joint Venture and the Borrower and, in all cases, all schedules, exhibits and annexes thereto.

            "Transactions": the collective reference to (a) the Equity Investment, (b) the Armkel Joint Venture Acquisition, (c) the Arrid Acquisition, and (d) the Lambert Kay Acquisition.

            "Transferee": any Assignee or Participant.

            "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

            "United States": the United States of America.

            "USAD Acquisition": the acquisition by the Borrower of 100% of the stock of USA Detergents Inc., a Delaware corporation ("USAD"), pursuant to the tender offer by US Acquisition Corp., a Delaware corporation ("USAC"), whereby the Borrower acquired in excess of 51% of the stock of USAD, and the subsequent merger of USAC into USAD, with USAD being the surviving corporation.

            "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

            "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

            1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

            (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (iii) the word "incur" shall be construed to mean incur, create, issue, assume, or become liable in respect of (and the words "incurred" and "incurrence" shall have correlative meanings), (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

            (c) The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

            SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

            2.1 Term Commitments(a). Subject to the terms and conditions hereof, (a) each Tranche A Term Lender severally agrees to make a term loan (a "Tranche A Term Loan") to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche A Term Commitment of such Lender and (b) each Tranche B Term Lender severally agrees to make a term loan (a "Tranche B Term Loan") to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche B Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

            2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be ABR Loans, unless otherwise agreed by the Administrative Agent. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

            2.3 Repayment of Term Loans(a). (a) The Tranche A Term Loan of each Tranche A Term Lender shall mature in 20 consecutive quarterly installments, each of which shall be in an amount equal to such Lender's Tranche A Term Percentage multiplied by the amount set forth below opposite such installment (unless such amount has been reduced by one or more prepayments pursuant to Section 2.10 or 2.11, in which case it will be appropriately adjusted):

                   Installment                            Principal Amount
                   -----------                            ----------------
               September 30, 2002                           $ 3,125,000
                December 31, 2002                           $ 3,125,000
                 March 31, 2003                             $ 3,125,000
                  June 30, 2003                             $ 3,125,000

               September 30, 2003                           $ 3,125,000
                December 31, 2003                           $ 3,125,000
                 March 31, 2004                             $ 6,250,000
                  June 30, 2004                             $ 6,250,000

               September 30, 2004                           $ 6,250,000
                December 31, 2004                           $ 6,250,000
                 March 31, 2005                             $ 9,375,000
                  June 30, 2005                             $ 9,375,000

               September 30, 2005                           $ 9,375,000
                December 31, 2005                           $ 9,375,000
                 March 31, 2006                             $12,500,000
                  June 30, 2006                             $12,500,000

               September 30, 2006                           $18,750,000

            (b) The Tranche B Term Loan of each Tranche B Term Lender shall mature in 24 consecutive quarterly installments, each of which shall be in an amount equal to such Lender's Tranche B Term Percentage multiplied by the amount set forth below opposite such installment (unless such amount has been reduced by one or more prepayments pursuant to Section 2.10 or 2.11 or increased pursuant to Section 2.23, in which case it will be appropriately adjusted):

                   Installment                             Principal Amount
                   -----------                             ----------------
               September 30, 2002                          $    712,500
                December 31, 2002                          $    712,500
                 March 31, 2003                            $    712,500
                  June 30, 2003                            $    712,500

               September 30, 2003                          $    712,500
                December 31, 2003                          $    712,500
                 March 31, 2004                            $    712,500

                  June 30, 2004                            $    712,500

               September 30, 2004                          $    712,500
                December 31, 2004                          $    712,500
                 March 31, 2005                            $    712,500
                  June 30, 2005                            $    712,500

               September 30, 2005                          $    712,500
                December 31, 2005                          $    712,500
                 March 31, 2006                            $    712,500
                  June 30, 2006                            $    712,500

               September 30, 2006                          $    712,500
                December 31, 2006                          $ 28,500,000
                 March 31, 2007                            $ 57,000,000
                  June 30, 2007                            $ 57,000,000

               September 30, 2007                          $130,387,500

            2.4 Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans ("Revolving Loans") to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender's Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12. The Borrower may not borrow, and the Revolving Lenders shall be under no obligations to make available, Revolving Loans in an amount in excess of $15,000,000 on the Closing Date.

            (b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

            2.5 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying
(i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be ABR Loans. Each borrowing under the

Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

            2.6 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time available during the Revolving Commitment Period by making swing line loans ("Swingline Loans") to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender's other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

            (b) The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.

            2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans.
(a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing
Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the

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                                                                              29


account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

            (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day's notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender's Revolving Percentage of the aggregate amount of the Swingline Loans (the "Refunded Swingline Loans") outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

            (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the "Refunding Date"), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the "Swingline Participation Amount") equal to (i) such Revolving Lender's Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

            (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender's Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

            (e) Each Revolving Lender's obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

            2.8 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

            (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

            2.9 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

            2.10 Optional Prepayments(a). (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. The Borrower may apply prepayments to the Revolving Loans or the Term Loans, as the Borrower determines. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

            (b) Notwithstanding anything to the contrary in Sections 2.10(a) and 2.17, with respect to the amount of any optional prepayment described in Section 2.10(a) that is allocated to Tranche B Term Loans (such amounts, the "Tranche B Optional Prepayment Amount"), at any time when Tranche A Term Loans remain outstanding, the Borrower will, in lieu of applying such amount to the prepayment of Tranche B Term Loans as provided in paragraph (a) above, on the date specified in Section 2.10(a) for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Tranche B Term Lender a notice (each, an "Optional Prepayment Option Notice") as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Tranche B Term Lender an Optional Prepayment Option Notice, which shall be in the form of Exhibit I-1, and shall include an offer by the Borrower to prepay on the date (each an "Optional Prepayment Date") that is 10 Business Days after the date of the Optional Prepayment Option Notice, the relevant Tranche B Term Loans of such Lender by an amount equal to the portion of the Tranche B Optional Prepayment Amount indicated in such Lender's Optional Prepayment Option Notice as being applicable to such Lender's Tranche B Term Loans. On the Optional Prepayment Date, (i) the Borrower shall pay to the relevant Tranche B Term Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Tranche B Term Loans in respect of which such Lenders have accepted or are deemed to have accepted prepayment pursuant to the Optional Prepayment Notice and (ii) the Borrower shall pay to the Tranche A Term Lenders an amount equal to the portion of the Tranche B Optional Prepayment Amount not accepted by the relevant Lenders, and such amount shall be applied to the prepayment of the Tranche A Term Loans.

            2.11 Mandatory Prepayments and Commitment Reductions. (a) If any Capital Stock shall be issued by any Group Member, an amount equal to 50% of the Net Cash Proceeds thereof shall be applied on the date of such issuance toward the prepayment of the Term Loans as set forth in Section 2.11(e).

            (b) If any Indebtedness shall be incurred by any Group Member (including Indebtedness incurred in accordance with Section 7.2(h) and Section 7.2(i)(A) (to the extent contemplated therein), but excluding any other Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans as set forth in Section 2.11(e).

            (c) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(e); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(e).

            (d) If, for any fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2002, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply 50% of such Excess Cash Flow toward the prepayment of the Term Loans as set forth in
Section 2.11(e). Each such prepayment shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Administrative Agent and the Lenders and (ii) the date such financial statements are actually delivered to the Administrative Agent and the Lenders.

            (e) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to this Section 2.11 shall be applied, first, to the prepayment of the Term Loans and, second, in the case of any Net Cash Proceeds from any Asset Sale or Recovery Event or incurrence of Indebtedness, to permanently reduce the Revolving Commitments. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section
2.11 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

            (f) Notwithstanding anything to the contrary in Sections 2.11(e) and 2.17, with respect to the amount of any mandatory prepayment described in
Section 2.11 that is allocated to Tranche B Term Loans (such amounts, the "Tranche B Mandatory Prepayment Amount"), at any time when Tranche A Term Loans remain outstanding, the Borrower will, in lieu of applying such amount to the prepayment of Tranche B Term Loans as provided in paragraph (e) above, on the date specified in Section 2.11 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Tranche B Term Lender a notice (each, a "Mandatory Prepayment Option Notice") as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Tranche B Term Lender a Mandatory Prepayment Option Notice, which shall be in the form of Exhibit I-2, and shall include an offer by the Borrower to prepay on the date (each a "Mandatory Prepayment Date") that is 10 Business Days after the date of the Mandatory Prepayment Option Notice, the relevant Tranche B Term Loans of such Lender by an amount equal to the portion of the Tranche B Mandatory Prepayment Amount indicated in such Lender's Mandatory Prepayment Option Notice as being applicable to such Lender's Tranche B Term Loans. On the Mandatory Prepayment Date, (i) the Borrower shall pay to the relevant Tranche B Term Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Tranche B Term Loans in respect of which such Lenders have accepted prepayment or are deemed to have accepted prepayment pursuant to the Mandatory Prepayment Notice, and (ii) the Borrower shall pay to the Tranche A Term Lenders an amount equal to the portion of the Tranche B Mandatory Prepayment Amount not accepted by the relevant Lenders, and such amount shall be applied to the prepayment of the Tranche A Term Loans.

            2.12 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

            (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

            2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

            2.14 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

            (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

            (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

            (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

            2.15 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

            (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

            2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

            (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

            (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar

Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, which the Administrative Agent agrees to do upon the cessation of the events giving rise to such notice, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

            2.17 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche A Term Percentages, Tranche B Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

            (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders (except as otherwise provided in Section 2.11(f)). The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Tranche A Term Loans and Tranche B Term Loans, as the case may be, pro rata based upon the then remaining principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

            (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

            (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

            (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

            (f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

            2.18 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                  (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19 and changes in the rate of tax on the overall net income of such Lender);

                  (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

                  (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

            (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.

            (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            2.19 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to deliver the documentation required by paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

            (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

            (d) Each Lender (or Transferee) that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

            (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

            (f) The agreements in this Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            2.20 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) a default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.

            2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

            2.22 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to
Section 2.18 or 2.19(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to
Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

            2.23 Increase of Tranche B Facility (a). (a) The Borrower shall have the right at any time to increase the Tranche B Term Commitments by an amount not to exceed $75,000,000 (such amount the "Additional Term Commitments", such Loans made pursuant to the Additional Term Commitment, the "Additional Term Loans", and the date such increase is to become effective, the "Commitment Increase Date") (i) by requesting that one or more banks or other financial institutions not a party to this Agreement become a Lender hereunder or (ii) by requesting that any Lender already party to this Agreement increase the amount of such Lender's Tranche B Term Commitment; provided, that the addition of any bank or financial institution pursuant to clause (i) above shall be subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld); provided further, the Tranche B Term Commitment of any bank or other financial institution pursuant to clause (i) above, shall be in an aggregate principal amount at least equal to $1,000,000; provided further, the amount of the increase of any Lender's Tranche B Term Commitment pursuant to clause (ii) above when added to the amount of such Lender's Tranche B Term Commitment before the increase, shall be in an aggregate principal amount at least equal to $1,000,000.

            (b) Not less than five Business Days prior to the Commitment Increase Date, any additional bank, financial institution or other entity which elects to become a party to this Agreement and make a Tranche B Term Commitment pursuant to clause (a)(i) of this Section 2.23 shall execute a New Lender Supplement (each, a "New Lender Supplement") with the Borrower and the Administrative Agent, substantially in the form of Exhibit J, whereupon such bank, financial institution or other entity (herein called a "New Lender") shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and
Schedule 1.1A shall be deemed to be amended to add the name and portion of the Additional Term Commitment allocable to such New Lender as a Tranche B Term Commitment.

            (c) Any increase in the Tranche B Term Commitment of any Lender (each such Lender, an "Increasing Lender") pursuant to clause (a)(ii) of this
Section 2.23 shall be effective only upon the execution and delivery by such Lender to the Borrower and the Administrative Agent of a commitment increase letter in substantially the form of Exhibit K hereto (a

"Commitment Increase Letter"), which Commitment Increase Letter shall be delivered to the Administrative Agent not less than five Business Days prior to the Commitment Increase Date and shall specify the portion of the Additional Term Commitment allocable to such Increasing Lender as a Tranche B Term Commitment.

            (d) Any increase in the aggregate Tranche B Term Commitments pursuant to this Section 2.23 shall not be effective unless:

                  (i) no Default or Event of Default shall have occurred and be continuing on the Commitment Increase Date;

                  (ii) each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on the Commitment Increase Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

                  (iii) the Administrative Agent shall have received each of (A) a certificate of the corporate secretary or assistant secretary of the Borrower as to the taking of any corporate action necessary in connection with such increase and (B) an opinion or opinions of general counsel to the Borrower as to its corporate power and authority to borrow hereunder after giving effect to such increase and such other matters relating thereto as the Administrative Agent and its counsel may reasonably request.

Each notice requesting an increase in the Tranche B Term Commitments pursuant to this Section 2.23 shall constitute a certification to the effect set forth in clauses (i) and (ii) of this Section 2.23(d).

            (e) No Lender shall at any time be required to agree to a request of the Borrower to increase its Tranche B Term Commitment or obligations hereunder.

            (f) The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Commitment Increase Date) requesting that the New Lenders and the Increasing Lenders make Additional Term Loans in an amount not to exceed the Additional Term Commitment on the Commitment Increase Date and specifying the amount to be borrowed. The Additional Term Loans made on the Commitment Increase Date shall initially be ABR Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each New Lender and each Increasing Lender thereof. Not later than 12:00 Noon, New York City time, on the Commitment Increase Date each New Lender and each Increasing Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Additional Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by each New Lender and each Increasing Lender in immediately available funds.

Additional Term Loans shall be Tranche B Term Loans for all purposes (excepting
Section 2.1) of this Agreement.

                          SECTION 3. LETTERS OF CREDIT

            3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $250,000 (unless otherwise agreed by such Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and
(y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

            (b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

            3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to the applicable Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The applicable Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

            3.3 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit issued by it, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

            (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lenders for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

            3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions set forth below, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Percentage in each Issuing Lender's obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the applicable Issuing Lender upon demand at such Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

            (b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the relevant Issuing Lender under any Letter of Credit is not paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the relevant Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

            (c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

            3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender on the same Business Day (if the Borrower is notified by 1:00 p.m. (New York time) and no later than the next Business Day if the Borrower is notified after 1:00 p.m. (New York time)) on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the relevant Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (ii) thereafter,
Section 2.14(c).

            3.6 Obligations Absolute. The Borrower's obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that no Issuing Lender shall be responsible for, and the Borrower's Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of any Issuing Lender to the Borrower.

            3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

            3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

            3.9 Transitional Provisions. On the Closing Date, (i) the Borrower shall provide Schedule 3.9, which schedule shall list those certain letters of credit issued by a Lender and outstanding as of the Closing Date (the "Existing Facility Letters of Credit"), (ii) such Existing Facility Letters of Credit shall be deemed to be Letters of Credit issued pursuant to and in compliance with this Section 3, (iii) the face amount of such Existing Facility Letters of Credit shall be included in the calculation of the available L/C Commitment and the Revolving Extensions of Credit, (iv) the provisions of this Section 3 shall apply thereto, and the Borrower and the Revolving Lenders hereunder hereby expressly assume all obligations, and the Revolving Lenders shall have all rights, with respect to such Letters of Credit which the Borrower and the Revolving Lenders would have had if the Existing Facility Letters of Credit originally had been issued hereunder and (v) all liabilities of the Borrower with respect to such Existing Facility Letters of Credit shall constitute Obligations.

            3.10 Certain Reporting Requirements. Each Issuing Lender will report in writing to the Administrative Agent (i) on the first Business Day of each week, the aggregate stated amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week and (ii) on or prior to each Business Day on which an Issuing Lender expects to issue or amend any Letter of Credit, the date of such issuance or amendment and the aggregate stated amount of Letters of Credit to be issued by it and outstanding after giving effect to such issuance or amendment (and such Issuing Lender shall advise the Administrative Agent on such Business Day whether such issuance or amendment occurred and whether the amount thereof changed).

                   SECTION 4. REPRESENTATIONS AND WARRANTIES

            To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

            4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at June 30, 2001 (including the notes thereto) (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transactions and the Refinancing, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at June 30, 2001, assuming that the events specified in the preceding sentence had actually occurred at such date.

            (b) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 1998, December 31, 1999 and December 31, 2000, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, in each case reported on by Deloitte & Touche LLP, and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2001 and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments and the omission of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except as set forth on Schedule 4.1, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2000 to and including the date hereof there has been no Disposition by any Group Member of any material part of their respective businesses or properties.

            (c) The audited income statements of the Target, Arrid and Lambert Kay as at March 31, 1999 and the audited consolidated balance sheets of the Target, Arrid and Lambert Kay as at March 31, 2000 and March 31, 2001, and the related consolidated statements of income and of cash flows for the fiscal years ended 2000 and 2001, in each case reported on by KPMG LLP (and, in the case of the balance sheets as at March 31, 2000 and March 31, 2001, accompanied by an unqualified report from KPMG LLP) present fairly the consolidated financial condition of the Target, Arrid and Lambert Kay as at such date and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). To the Borrower's knowledge, each of the Target, Arrid and Lambert Kay has no material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases (excepting certain operating leases entered into in the ordinary course of business) or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph or otherwise disclosed in the Transaction Documents. During the period from March 31, 2001 to and including the date hereof there has been no Disposition by any of the Target, Arrid or Lambert Kay, as the case may be, of any material part of its businesses or properties.

            (d) The detailed consolidated budget for each fiscal year through 2007 (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each fiscal year through 2007, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and significant revisions, if any, of such budget and projections with respect to such fiscal year of the Borrower through the 2007 fiscal year (collectively, the "Projections"), are based on reasonable estimates, information and assumptions and, to the knowledge of the Borrower, are not incorrect or misleading in any material respect.

            4.2 No Change. Since March 31, 2001, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

            4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents and the Transaction Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder and to grant the security interests on the terms and conditions contained in this Agreement and the Guarantee and Collateral Agreement. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents and the Transaction Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement, and to authorize the granting of the security interests on the terms and conditions contained in this Agreement and the Guarantee and Collateral Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transactions and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, any of the Loan Documents or the Transaction Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document and each Transaction Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document and each Transaction Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

            4.5 No Legal Bar; No Burdensome Restrictions. The execution, delivery and performance of this Agreement, the other Loan Documents and the Transaction Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

            4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, any of the Transaction Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

            4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

            4.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, or a valid license of, all its other property (including Intellectual Property), and none of the property held in fee simple or to which any Borrower has good title is subject to any Lien except as permitted by Section 7.3.

            4.9 Intellectual Property. Each Group Member owns, or is licensed or otherwise has sufficient legal rights to use, all Intellectual Property necessary for the conduct of its business as currently conducted free of all encumbrances. All of each Group Member's Trademarks and all other material Intellectual Property are valid and enforceable, not abandoned and unexpired. No material claim has been threatened in writing or has been asserted and is pending, and no judgment regarding the same has been rendered by a court of competent jurisdiction, by any Person challenging or questioning the use of any material Intellectual Property or the validity or effectiveness of any material Intellectual Property, nor does the Borrower know of any valid basis for any such claim. No Group Member which is a party to a material Intellectual Property license or other material agreement concerning Intellectual Property, is or is alleged in writing to be, in breach or default thereunder. Each Group Member represents that the transactions contemplated by this Agreement shall not impair the Intellectual Property rights of any Group Member. Each Group Member takes reasonable steps to protect and maintain all Trademarks and all other material Intellectual Property, including executing all appropriate confidentiality agreements and filing for all appropriate patents and registrations. The use of Intellectual Property by each Group Member does not impair or infringe on the rights of any Person in any material respect.

            4.10 Taxes. Each Group Member has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

            4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect in a manner that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

            4.12 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

            4.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

            4.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X) that limits its ability to incur Indebtedness.

            4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a)
Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

            4.16 Use of Proceeds. The proceeds of the Term Loans shall be used to finance the Transactions and the Refinancing and to pay related fees and expenses. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes, including acquisitions and working capital needs of the Borrower and its Subsidiaries in the ordinary course of business.

            4.17 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to result in the payment of a Material Environmental
Amount:

            (a) the facilities and properties owned, leased or operated by any Group Member (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or would be reasonably likely to give rise to liability under, any Environmental Law;

            (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the "Business"), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

            (c) Materials of Environmental Concern have not been transported or disposed of from the Properties (to the knowledge of any Group Member with respect to any third party actions) in violation of, or in a manner or to a location that would give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties (to the knowledge of any Group Member with respect to any third party actions) in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law;

            (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

            (e) there has been no release or, to the knowledge of any Group Member, threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would be reasonably likely to give rise to liability under Environmental Laws;

            (f) the Properties and all operations (to the knowledge of any Group Member with respect to any third party operations) at the Properties are in compliance in all material respects, and have in the last five years been in compliance in all material respects, with all applicable Environmental Laws, and there is no material contamination at, under or about the Properties or material violation of any Environmental Law with respect to the Properties or the Business; and

            (g) no Group Member has assumed any liability of any other Person under Environmental Laws.

            4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, any Transaction Document, the Confidential Information Memorandum or any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement, the other Loan Documents or the Transaction Documents, contained as of the date such written statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections, including the Projections, and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties of the Borrower and, to the Borrower's knowledge, the representations and warranties of the other parties contained in each Transaction Document are true and correct in all material respects. There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Transaction Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby, by the other Loan Documents and by the Transaction Documents.

            4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified (including United States Patent and Trademark Office filings and United States Copyright Office filings) on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to Liens held by any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

            (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to the Lien of any other Person. Schedule 1.1B lists each parcel of real property in the United States owned in fee simple by the Borrower or any of its Subsidiaries as of the Closing Date.

            4.20 Solvency. Each Loan Party is, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and such Loan Party is reasonably expected to continue to be, Solvent.

            4.21 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

            4.22 Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of each Transaction Document, including any amendments, supplements or modifications with respect to any of the foregoing.

                        SECTION 5. CONDITIONS PRECEDENT

            5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

            (a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor and (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

            (b) Transactions, etc. The following transactions or events shall have been consummated or occurred, in each case on terms and conditions reasonably satisfactory to the Lenders:

                  (i) Each of the Transactions shall have been consummated on terms and conditions substantially in accordance with the Transaction Documents or otherwise reasonably satisfactory to the Administrative Agent and the operative documents with respect thereto shall not have been amended, restated, supplemented or otherwise modified in any material respect; and

                  (ii) The Administrative Agent shall have received a
            certificate of the Chief Financial Officer of the Borrower certifying: (A) that the cost of (I) the Equity Investment shall not have exceeded $111,750,000, (II) the Arrid Acquisition shall not have exceeded $121,000,000, (III) the Lambert Kay Acquisition shall not have exceeded $7,500,000, (IV) the Refinancing shall not have exceeded $155,000,000, (V) Indebtedness incurred in respect of the deferred purchase price in connection with the acquisition of Biovance shall not have exceeded $12,000,000, (VI) the refinancing of other Indebtedness shall not have exceeded $16,000,000 and (VII) the fees and expenses to be incurred by the Borrower in connection with the Transactions and the financing thereof shall not exceed $12,000,000; and (B) that the Borrower and its Subsidiaries, after giving effect to the Transactions and the financings contemplated hereby, shall be Solvent.

            (c) Termination of Existing Facility. The Administrative Agent shall have received satisfactory evidence that the Existing Facility shall have been terminated and all amounts thereunder shall have been paid in full.

            (d) Approvals. All governmental and third party approvals (including approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other consents) necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions, the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing contemplated hereby.

            (e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Borrower, Arrid and Lambert Kay are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

            (f) Environmental Audit. The Administrative Agent shall have received a satisfactory environmental audit with respect to real properties of the Armkel Joint Venture located in Winsted, Connecticut and Cranberry, New Jersey by a firm reasonably satisfactory to the Administrative Agent.

            (g) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

            (h) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

            (i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

                  (i) the legal opinion of Gibson, Dunn & Crutcher LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E-1;

                  (ii) the legal opinion of general counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit E-2; and

                  (iii) to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Transactions (excepting the Equity Investment), accompanied by a reliance letter in favor of the Lenders.

      Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

            (j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

            (k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement, any Patent and Trademark Office filing and any Copyright Office filing) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to the Lien of any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

            (l) Federal Regulations. The Administrative Agent shall be satisfied that this Agreement and the use of the proceeds of the Loans hereunder comply in all respects with Regulation U. The Administrative Agent shall have received for its own account, and for the account of each Lender, from the Borrower an executed statement as to matters specified in Section
      4.11 hereof, which statement conforms with the requirements of FR Form U-1 referred to in Regulation U.

            (m) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.

            5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

            (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

            (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this
Section 5.2 have been satisfied.

                        SECTION 6. AFFIRMATIVE COVENANTS

            The Borrower agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries (with respect to Sections 6.3 through 6.6, 6.8, 6.9 and 6.10) to:

            6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

            (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

            (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the omission of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the Borrower's accountants or a Responsible Officer, as the case may be, and disclosed therein).

            6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (f), to the relevant Lender):

            (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), (i) a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate and (ii) a certificate of a Responsible Officer stating on behalf of the Borrower that, to such Responsible Officer's knowledge, each Loan Party during such period has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

            (b) concurrently with the delivery of the financial statements referred to in Section 6.1(a) or (b), (i) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (ii) to the extent not previously disclosed to the Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps inventory or equipment and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause
      (ii) (or, in the case of the first such list so delivered, since the Closing Date);

            (c) within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the current annual plan for such periods and to the comparable periods of the previous year;

            (d) no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Transaction Documents;

            (e) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and

            (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

            6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

            6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

            6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon not less than three Business Days notice and with reasonable coordination among the Lenders (in each case, so long as no Default or Event of Default has occurred and is continuing), permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

            6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

            (a) the occurrence of any Default or Event of Default;

            (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

            (c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document or any Transaction Document;

            (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

            (e) the following prospective events, as soon as possible and in any event at least 15 days' prior to such event, (i) the change of its or any Subsidiary Guarantor's jurisdiction of organization or the location of its or any Subsidiary Guarantor's chief executive office or sole place of business from that referred to in Section 4.3 of the Guarantee and Collateral Agreement; or (ii) the change of its or any Subsidiary Guarantor's exact name, identity or corporate or other organizational structure; and

            (f) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

            6.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

            (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

            6.9 Mortgages, etc. Furnish to the Administrative Agent a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto within 45 days after the Closing Date, or up to 90 days after the Closing Date if agreed by the Administrative Agent, and do the following in connection therewith:

            (a) If requested by the Administrative Agent, the Administrative Agent shall receive, and the title insurance company issuing the policy referred to in clause (c) below (the "Title Insurance Company") shall receive, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building structures and improvements on the sites; (vi) if the site is described as being on a filed map, a legend relating the survey to said map; and (vii) the flood zone designations, if any, in which the Mortgaged Properties are located.

            (b) The Administrative Agent shall receive in respect of each Mortgaged Property a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (i) be in an amount satisfactory to the Administrative Agent; (ii) be issued at ordinary rates; (iii) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (iv) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (v) be in the form of ALTA Loan Policy
- 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (vi) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (vii) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall receive evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

            (c) If requested by the Administrative Agent, the Administrative Agent shall receive (i) a policy of flood insurance that (A) covers any parcel of improved real property that is encumbered by any Mortgage and is in a designated flood zone (B) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (C) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (ii) confirmation that the Borrower has received the notice required pursuant to
Section 208(e)(3) of Regulation H of the Board.

            (d) The Administrative Agent shall receive a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in paragraph (c) above and a copy of all other material documents affecting the Mortgaged Properties.

            6.10 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3(g) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements (or other documents, such as Patent and Trademark Office filings and Copyright Office filings) in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

            (b) With respect to any fee interest in any real property having a fair market value (together with improvements thereof) of at least $2,000,000 acquired after the Closing Date by any Loan Party (other than (x) any such real property subject to a Lien expressly permitted by Section 7.3(g) and (z) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent a legal opinion relating to such new Mortgage, which opinion shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

            (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary and any Receivables Subsidiary) created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (subject to existing Liens permitted by this Agreement), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent a legal opinion relating to the matters described above, which opinion shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

            (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Loan Party (other than by any Loan Party that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest (other than Liens arising by operation of law) in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent's security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent a legal opinion relating to the matters described above, which opinion shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

            6.11 Interest Rate Protection. In the case of the Borrower, within 90 days after the Closing Date, enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that at least 33 1/3% of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than one year, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

                         SECTION 7. NEGATIVE COVENANTS

            The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

            7.1 Financial Condition Covenants.

            (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

                                                               Consolidated
                  Fiscal Quarter                              Leverage Ratio
                  --------------                              --------------
                     12/31/01                                  4.00 to 1.00
                      3/31/02                                  4.00 to 1.00
                      6/30/02                                  3.75 to 1.00
                      9/30/02                                  3.75 to 1.00
                     12/31/02                                  3.50 to 1.00

                      3/31/03                                  3.50 to 1.00
                      6/30/03                                  3.25 to 1.00
                      9/30/03                                  3.25 to 1.00
                     12/31/03                                  3.00 to 1.00
                      3/31/04                                  2.50 to 1.00
          each fiscal quarter thereafter                       2.50 to 1.00.

            (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for the four consecutive fiscal quarters subsequent to the Closing Date ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

                                                           Consolidated Interest
                  Fiscal Quarter                              Coverage Ratio
                  --------------                              --------------
                     12/31/01                                  4.00 to 1.00
                      3/31/02                                  4.00 to 1.00
                      6/30/02                                  4.00 to 1.00
                      9/30/02                                  4.00 to 1.00
                     12/31/02                                  4.25 to 1.00
                      3/31/03                                  4.25 to 1.00
                      6/30/03                                  4.25 to 1.00
                      9/30/03                                  4.25 to 1.00
                     12/31/03                                  4.75 to 1.00
                      3/31/04                                  5.00 to 1.00
          each fiscal quarter thereafter                       5.00 to 1.00

; provided, that for the purposes of determining the ratio described above for the fiscal quarters of the Borrower ending December 31, 2001, March 31, 2002 and June 30, 2002, Consolidated Interest Expense for the relevant period shall be deemed to equal Consolidated Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date) multiplied by 4, 2 and 4/3, respectively.

            7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

            (a) Indebtedness of any Loan Party pursuant to any Loan Document;

            (b) Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary;

            (c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;

            (d) Indebtedness outstanding on the date hereof and listed on
      Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the weighted average life to maturity of, the principal amount thereof);

            (e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

            (f) Hedge Agreements in respect of Indebtedness otherwise permitted hereby that bears interest at a floating rate, so long as such agreements are not entered into for speculative purposes (including those Hedge Agreements in existence on the date hereof and listed on Schedule 7.2(f));

            (g) Indebtedness existing on the Closing Date or incurred thereafter in respect of the deferred purchase price in connection with the acquisition of Biovance not to exceed $12,000,000;

            (h) Indebtedness of the Borrower and any of its Subsidiaries in respect of any receivables securitization to the extent reasonably approved by the Administrative Agent in an aggregate principal amount not to exceed $75,000,000, so long as the Net Cash Proceeds of any such receivables securitization shall be applied as set forth in Section 2.11(b);

            (i) (A) Indebtedness of the Borrower in respect of unsecured notes, so long as (I) such Indebtedness has no scheduled principal payments prior to March 31, 2008, (II) no covenant or default contained in the unsecured notes is more restrictive than those contained in this Agreement, as reasonably determined by the Administrative Agent and (III) if subordinated, the unsecured notes contain subordination terms that are no less favorable in any material respect to the Lenders than those applicable to offerings of "high-yield" subordinated debt by similar issuers of similar debt at the same time as reasonably agreed to by the Administrative Agent; provided, that the Net Cash Proceeds of such unsecured notes shall be applied as set forth in Section 2.11(b) (except that if after giving effect to such Indebtedness the Borrower is in pro forma compliance with Section 7.1 hereof, the Net Cash Proceeds of such unsecured notes may be used to finance acquisitions permitted pursuant to this Agreement); and (B) Guarantee Obligations of any Loan Party in respect of such Indebtedness, provided that if the unsecured notes are subordinated, such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the unsecured notes;

            (j) any Indebtedness of any Person prior to such Person becoming a Subsidiary pursuant to an acquisition permitted by the terms of this Agreement; provided, that (i) such Indebtedness is not created in contemplation of or in connection with such acquisition and (ii) such Indebtedness does not exceed the aggregate amount of $10,000,000;

            (k) additional Indebtedness incurred in relation to the pledge by the Borrower of the Capital Stock of the Armkel Joint Venture to the lenders under the Armkel Credit

      Agreement; provided, any guarantee associated with such pledge is non-recourse to the Borrower;

            (l) additional Indebtedness of any Foreign Subsidiary in an aggregate principal amount (for all the Foreign Subsidiaries) not to exceed $20,000,000 at any one time outstanding; and

            (m) additional Indebtedness of the Borrower or any of its Domestic Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $10,000,000 at any one time outstanding.

            7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

            (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

            (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

            (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

            (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

            (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

            (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the principal amount of Indebtedness secured thereby is not increased;

            (g) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

            (h) Liens created pursuant to any Security Document;

            (i) any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

            (j) Liens incurred pursuant to receivables securitizations and related assignments and sales of any income or revenues (including Receivables), including Liens on the assets of any Receivables Subsidiary created pursuant to any receivables securitization and Liens incurred by the Borrower and its other Subsidiaries on Receivables to secure obligations owing by them in respect of any such receivables securitization to the extent reasonably approved by the Administrative Agent;

            (k) Liens securing Indebtedness permitted by Section 7.2(j);

            (l) Liens on the Capital Stock of the Armkel Joint Venture in favor of the lenders party to the Armkel Credit Agreement to secure the obligations thereunder; provided, that such Liens shall be created pursuant to agreements reasonably satisfactory to the Administrative Agent and also shall permit the pledge of such Capital Stock to secure the Obligations; and

            (m) Liens not otherwise permitted by this Section so long as neither
      (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $10,000,000 at any one time.

            7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

            (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

            (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5; and

            (c) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation so long as (i) in the event the Borrower is a party to such merger, consolidation or amalgamation, the Borrower is the surviving or continuing entity and (ii) in the event a Wholly Owned Subsidiary Guarantor is a party to such merger, consolidation or amalgamation, but the Borrower is not a party, such Wholly Owned Subsidiary Guarantor is the surviving or continuing entity.

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                                                                              66


            7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

            (a) the Disposition of obsolete or worn out property in the ordinary course of business;

            (b) the sale of inventory in the ordinary course of business;

            (c) Dispositions permitted by Section 7.4(b) (other than Section 7.4(b)(ii));

            (d) the sale or issuance of any Subsidiary's Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

            (e) the Disposition, for any fiscal year of the Borrower, of other property having a fair market value not to exceed $15,000,000 in the aggregate; and

            (f) Dispositions in connection with any receivables or other securitization contemplated by Section 7.2(h), so long as the Net Cash Proceeds of any such receivables securitization shall be applied as set forth in Section 2.11(b).

            7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person paying such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, "Restricted Payments"), except that:

            (a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor;

            (b) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may pay dividends to or purchase common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (b) after the date hereof (net of any proceeds received by the Borrower after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $5,000,000; and

            (c) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may make Restricted Payments and may redeem or repurchase its common stock or common stock options from any Person in an amount not to exceed the sum in any fiscal quarter ending during the term of this Agreement of (i) $5,000,000 provided, that any such amount referred to in this clause (i) may be carried over for expenditure in another fiscal quarter in the same fiscal year but, if not so expended in the fiscal year for which it is permitted may not be carried over for expenditure in succeeding

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                                                                              67


      fiscal years, plus (ii) 10% of Consolidated Net Income for the period beginning on the first day of the fiscal quarter commencing on or immediately following the Closing Date, and ending on the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 6.1 (taken as a single accounting period) minus any amount expended under this clause (ii) during any prior fiscal quarter ending during the term of this Agreement.

            7.7 Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $45,000,000 in fiscal 2001 and $35,000,000 in any fiscal year thereafter during the term of this Agreement; provided, that (i) any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure only in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount.

            7.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

            (a) extensions of trade credit in the ordinary course of business;

            (b) investments in Cash Equivalents;

            (c) Guarantee Obligations permitted by Section 7.2;

            (d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $3,000,000 at any one time outstanding;

            (e) the Transactions;

            (f) the investment in Biovance whereby the Borrower shall acquire at least 51% of the outstanding common stock of Biovance for an aggregate amount not in excess of $8,000,000 plus the sum of the gross profit of Biovance for each of the first two fiscal years of Biovance ending after such investment in Biovance by the Borrower;

            (g) Investments in assets (constituting a business unit) useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

            (h) seller notes, including seller mortgages, in an aggregate amount not to exceed $2,000,000 for any fiscal year of the Borrower in connection with any sale contemplated by Section 7.5(e);

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                                                                              68


            (i) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor;

            (j) intercompany Investments not otherwise allowed hereunder by any Group Member in any Foreign Subsidiary provided that the aggregate total amount of such Investments does not exceed $5,000,000;

            (k) other non-hostile acquisitions of the equity securities of, or assets constituting a business unit of, any Person in an aggregate amount not to exceed the sum of (i) $60,000,000 in any fiscal year (provided, that any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may not be carried over for expenditure in the succeeding fiscal years), (ii) proceeds of Indebtedness permitted by
      Section 7.2(i) to be used to finance acquisitions and (iii) the market value of any Capital Stock of the Borrower or any of its Subsidiaries issued in connection with any such acquisition, provided that (A) immediately prior to and after giving effect to any such acquisition, no Default or Event of Default shall have occurred or be continuing, (B) such acquisition is consummated in accordance with applicable law, and (C) the Borrower shall be in pro forma compliance with the covenants set forth in
      Section 7.1 after giving effect to such acquisition (assuming that such acquisition had been completed and any related Indebtedness had been incurred on the first day of the most recently completed period of four fiscal quarters for which financial statements shall have been furnished pursuant to Section 6.1);

            (l) Investments comprised of capital contributions, loans or deferred purchase price (whether in the form of cash, a note or other assets) to any Receivables Subsidiary;

            (m) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower in an aggregate amount (valued at cost) not to exceed $10,000,000 during the term of this Agreement in Quimica Geral do Nordeste, S.A., a corporation organized under the laws of the Federated Republic of Brazil; and

            (n) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $20,000,000 during the term of this Agreement.

            7.9 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate; provided, that the Borrower (i) may receive from the Armkel Joint Venture management and other fees and (ii) may provide services to the Armkel Joint Venture, in each case, in accordance with the Transaction Documents.

            7.10 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property with a fair market value in excess of $3,000,000 in the aggregate that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

            7.11 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

            7.12 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) the Letter of Credit Reimbursement Agreement, dated as of May 1, 1991, between the Borrower and The Bank of Nova Scotia (provided that any limitation contained therein shall not be effective to the extent such limitation is made more restrictive after the date hereof), and (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

            7.13 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

            7.14 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Transactions) or that are reasonably related thereto or to the business currently conducted by the Target.

            7.15 Amendments to Transaction Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Transaction Documents such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto, (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Transaction Documents or any such other documents except for any such amendment, supplement or modification that would not reasonably be expected to have a Material Adverse Effect or (c) amend, supplement or otherwise modify any material term of any Transaction Document without the prior written consent of the Administrative Agent (which will not be unreasonably withheld or delayed).

            7.16 Limitation on Optional Payments and Modifications of Debt Instruments. (a) Make any optional payment or prepayment on, or set apart assets to create a sinking or other analogous fund to effect the redemption, purchase or defeasance of, any Indebtedness or Guarantee Obligation (other than the Loans) except for refinancings of Indebtedness permitted by subsection 7.2 or
(b) amend, modify or change, or consent or agree to any amendment, modification or change to, any of the material terms of any Indebtedness or Guarantee Obligations (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon).

                          SECTION 8. EVENTS OF DEFAULT

            If any of the following events shall occur and be continuing:

            (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, any fees payable hereunder or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

            (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

            (c) (i) any Loan Party shall default in the observance or performance of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Section 5.5 or 5.7(b) of the Guarantee and Collateral Agreement or (ii) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; or

            (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

            (e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

            (f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

            (g) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or
      (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the

      Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would, in the reasonable judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

            (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

            (i) any of the Security Documents covering a material amount of property shall cease, for any reason other than as permitted hereunder or under the relevant Security Document, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any material Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

            (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert or any Loan Party shall disaffirm or deny its obligations thereunder; or

            (k) (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding stockholders who, as of the Closing Date, own, directly or indirectly, more than 10% of the outstanding common stock of the Borrower, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 20% of the outstanding common stock of the Borrower or (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, the Commitments shall automatically and immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall automatically and immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents

(including all amounts of L/C Obligations, if the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

                             SECTION 9. THE AGENTS

            9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

            9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorney's in-fact selected by it with reasonable care.

            9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

            9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

            9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

            9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and

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without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

            9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such termination and repayment), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

            9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

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                                                                              76


            9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

            9.10 Syndication Agents . No Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

                           SECTION 10. MISCELLANEOUS

            10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time,
(a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount due of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any

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Lender's Revolving Commitment, in each case without the written consent of each
Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender;
(iii) reduce or increase any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or the other Loan Documents, or release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 5.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Facility Lenders with respect to the Revolving Facility; (v) amend, modify or waive any provision of
Section 2.17(a), (b) or (c) without the written consent of each Lender adversely affected thereby or amend, modify or waive any other provision of Section 2.17 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (vi) reduce the percentage of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement, amend the definition of Net Cash Proceeds, Excess Cash Flow or Asset Sale in a manner which would be reasonably likely to materially lower the amounts applied to prepay Loans under this Agreement or waive any prepayment required under Section 2.11 without the written consent of the Majority Facility Lenders in respect of each Facility; (vii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (viii) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (ix) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (x) amend, modify or waive any provision of Section 3 without the written consent of each Issuing Lender or (xi) waive any condition precedent to the initial extension of credit set forth in Section 5.1 without the written consent of each Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

            Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

            10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy

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notice, when received, addressed as follows in the case of the Borrower and the
Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

                                           Church & Dwight Co., Inc.
                                           469 North Harrison Street
      Borrower:                            Princeton, New Jersey 08543-5297
                                           Attention: Chief Financial Officer
                                           Telecopy: 609-497-7177
                                           Telephone: 609-683-5900

                                           The Chase Manhattan Bank
                                           695 Route 64W
      Administrative Agent:                Fairfield, New Jersey 07004
                                           Attention: Larry Normile
                                           Telecopy: 973-439-5011
                                           Telephone: 973-439-5086

            10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

            10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arranger for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and the Arranger, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one

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counsel to the Lenders as a group and of one counsel to the Administrative Agent
(including, in each case, the allocated fees and expenses of in-house counsel),
(c) to pay, indemnify, and hold each Lender and the Administrative Agent and the Arranger harmless from, any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and the Arranger and their respective officers, directors, employees, affiliates, agents and controlling persons when acting in such capacity (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against or otherwise related to any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities result from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section
10.5 shall be payable not later than 10 days after written demand therefor. Statements of amounts payable by the Borrower pursuant to this Section 10.5 shall be submitted to Larry Normile (Telephone No. 973-439-5086) (Telecopy No. 973-439-5011), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

            10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

            (b) Any Lender other than any Conduit Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the

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other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.19, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

            (c) Any Lender other than any Conduit Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time assign to any Lender or any Lender Affiliate or, with the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that, unless otherwise agreed by the Borrower and the Administrative Agent, no such assignment to an Assignee (other than any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $5,000,000 (or, in the case of the Tranche B Term Facility, $1,000,000), in each case except in the case of an assignment of all of a Lender's interests under this Agreement. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering

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                                                                              81


all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section 10.6, the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 10.6(c).

            (d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

            (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of $4,000, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

            (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank in accordance with applicable law.

            (g) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

            (h) The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its

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                                                                              82


inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

            10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

            (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

            10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

            10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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                                                                              83


            10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

            10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

            10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

            (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive personal jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

            (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

            (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

            (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

            (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

            10.13 Acknowledgements. The Borrower hereby acknowledges that:

            (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

            (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

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                                                                              84


            (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

            10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

            (b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

            10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated in writing by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its officers, employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. This Section 10.15 shall not apply with respect to any information which (i) is or becomes generally known to the public, (ii) was already known to the Lenders or the Administrative Agent or was otherwise in their possession prior to its disclosure in connection with this Agreement, (iii) was disclosed to the Lenders or the Administrative Agent prior or subsequent to the date hereof from a third party not known to the Lenders or the Administrative Agent to be bound by a confidentiality agreement with the Borrower or (iv) was internally developed by any of the Lenders or the Administrative Agent without reference to any otherwise confidential information.

            10.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                     CHURCH & DWIGHT CO., INC., as the Borrower

                                     By:
                                         --------------------------------------
                                         Name:
                                         Title:


                                     THE CHASE MANHATTAN BANK, as
                                       Administrative Agent and as a Lender

                                     By:
                                         --------------------------------------
                                         Name:
                                         Title: